Exhibit 99.2

Correction—Optio Software Reports Fourth Quarter and Fiscal Year 2003 Financial Results

ATLANTA—May 2, 2003—On May 1, 2003, Optio Software, Inc. (OTC.CC OPTO.BB) issued a press release to report the results for its fourth quarter and fiscal year ended January 31, 2003. In that press release, in the third paragraph under the heading “Fourth Quarter Results”, the release refers to a fourth quarter loss from discontinued operations of $132,000. This number should be $89,000. In addition, under the heading “Pro Forma Fourth Quarter Results,” the release refers to the percentage improvement in pro forma net loss for the fourth quarter of 2003 as compared to the third quarter of 2003 and the fourth quarter of 2002, as a “17%” improvement and a “712%” improvement, respectively. Correctly computed, these changes actually represent a 15% improvement and a 69% improvement, respectively.